System Policy

Exhibit 19.2

Subject: Insider Trading Policy

To: All Directors, Officers and Employees	Policy Number: HR 1.71
From: Daniel J. Hurstak, SVP, Chief Financial Officer and Treasurer	Effective Date: November 1, 2024

PURPOSE

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading.” Insider trading generally occurs when a person uses material nonpublic information obtained through involvement with the Company:

(i)
to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or the securities of certain other companies; or

(ii)
to provide that information to others outside the Company.

This Insider Trading Policy (the “Policy”) describes the standards of Unitil Corporation and its subsidiaries (collectively, the “Company”) regarding insider trading.

The prohibitions against insider trading apply to trades, tips and recommendations by essentially any person (including all persons associated with the Company) if the information involved is “material” and “nonpublic” (as those terms are defined or used under Part I, Section 3(a) and (b) below).

ADMINISTRATION, INTERPRETATION, AMENDMENT, AND TERMINATION

The Board of Directors (the “Board”) of Unitil Corporation (the “Company”) adopted this Policy.

Except as otherwise specified in this Policy, this Policy shall be administered by the Board or, if so designated by the Board, the Nominating and Governance Committee, in which case references herein to the Board shall be deemed references to the Nominating and Governance Committee. Except as otherwise specified in this Policy, the Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Any determinations made by the Board shall be final and binding on all affected individuals.

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The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including to reflect rules and regulations adopted by the Securities and Exchange Commission and to comply with any rules or standards adopted by the New York Stock Exchange.

The Board may terminate this Policy at any time to the extent permitted under any rules or standards adopted by the Securities and Exchange Commission and the New York Stock Exchange.

EFFECTIVE DATE

This Policy shall be effective as of the date set forth above.

PART I – GENERAL POLICY PROVISIONS APPLICABLE TO ALL COVERED PERSONS

1. Covered Persons; Applicability

This Policy applies to all of the following people (each, a “Covered Person”):

•
directors of the Company;
•
officers of the Company;
•
employees of the Company; and
•
their respective immediate family members.

This Policy applies to all trading or other transactions in:

(i)
the Company’s securities (including common stock, restricted stock, and other securities that the Company may issue, such as notes, bonds and convertible securities), as well as derivative securities relating to any of the Company’s securities, whether or not issued by the Company, and
(ii)
the securities of certain other companies (including common stock, options and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities), in each case where the Covered Person used information obtained while working for the Company.

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2. No Trading, Causing Trading, or Tipping While in Possession of Material Nonpublic Information

(a) No Covered Person may purchase or sell, or offer to purchase or sell, any Company security (whether or not issued by the Company) while in possession of material nonpublic information about the Company. The terms “material” and “nonpublic” are defined or used in Part I, Section 3(a) and (b) below.

(b) No Covered Person who knows of any material nonpublic information about the Company may communicate that information, or recommend a transaction in any Company security, to (“tip”) any other person, including family members or friends, or otherwise disclose such information without the Company’s authorization.

(c) No Covered Person may purchase or sell, or offer to purchase or sell, any security of any other company (whether or not issued by such company) while in possession of material nonpublic information about such company that was obtained in the course of his or her involvement with the Company.

(d) No Covered Person who knows of any material nonpublic information about any other company may communicate that information, or recommend a transaction in any security of such company, to any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

(e) No Covered Person should trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that such person has reason to believe is material and nonpublic unless such person first consults with, and obtains the advance approval of, the Compliance Officer (as defined or used in Part I, Section 3(c) below).

3. Definitions

(a) Material. Insider trading restrictions come into play only if the information you possess is “material.” Materiality, however, may involve a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment or voting decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

•
significant changes in the Company’s prospects;
•
significant write-downs in assets or increases in reserves;
•
developments regarding significant litigation or government agency investigations;
•
liquidity problems;

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•
changes in earnings estimates or unusual gains or losses in major operations;
•
significant changes in the Company’s management or the board of directors;
•
changes in dividends;
•
extraordinary borrowings;
•
significant changes in accounting methods or policies;
•
award or loss of a significant contract;
•
cybersecurity risks and incidents, including vulnerabilities and breaches;
•
changes in debt ratings;
•
proposals, plans or agreements (even if preliminary in nature) involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and
•
offerings of Company securities.

Material information is not limited to historical facts but also may include projections and forecasts. With respect to a future event (such as a merger, acquisition or introduction of a new product or service), the point at which negotiations or product or service development are determined to be material is determined by assessing the probability that the event will occur and the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price (such as a merger) may be material even if the possibility that the event will occur is relatively small.

When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to and are authorized to know it) or to trade in or recommend securities to which that information relates.

(b) Nonpublic. Insider trading prohibitions come into play when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

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Nonpublic information may include:

•
information available to a select group of analysts, brokers or institutional investors;
•
undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
•
information that has been entrusted to the Company on a confidential basis.

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or presume that the information is nonpublic and treat it as confidential.

(c) Compliance Officer. The Company has appointed the Corporate Secretary as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

(i)
assisting with implementation and enforcement of this Policy;
(ii)
ensuring circulation of this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
(iii)
pre-clearing all trading in securities of the Company by Company Insiders in accordance with the procedures set forth in Part II, Section 4 below; and
(iv)
confirming approval of any prohibited transactions under Part II, Section 5 below.

4. Exceptions

(a) 401(k) Plan. The trading restrictions of this Policy generally do not apply to investing 401(k) plan contributions through periodic, automatic payroll contributions in a Company stock fund in accordance with the terms of the Company’s 401(k) plan. However, any changes in your investment election regarding the Company’s stock, and any rebalancing of your investment portfolio, are subject to trading restrictions under this Policy.

(b) Dividend Reinvestment and Stock Purchase Plan. The trading restrictions of this Policy generally do not apply to purchasing Company stock through reinvestment of regular quarterly cash dividends paid periodic, automatic payroll contributions to the Company’s Dividend Reinvestment and Stock Purchase Plan (“DRP”). However, electing to enroll or terminating enrollment in the DRP, making any changes in your elections under the DRP and selling any Company stock acquired under the DRP are subject to trading restrictions under this Policy.

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5. Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is mandatory.

(a) Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others also may be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC also can seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $2,301,065 or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

(b) Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, up to and including dismissal for cause.

(c) Exceptions. Any exceptions to the Policy may only be granted by the Board of Directors or the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

6. No Indemnification

The Company will not indemnify any person subject to this Policy against penalties, fines, or other actions resulting from violation of the Policy.

7. Inquiries

If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer at 603-773-6561 or whitney@unitil.com.

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PART II – ADDITIONAL POLICY PROVISIONS APPLICABLE ONLY TO COMPANY INSIDERS

1. Company Insiders

Part II of this Policy applies to all the following people (each, a “Company Insider”):

•
directors of the Company;
•
officers of the Company at grade 20 or above (together with the directors, “Company D&Os”);
•
employees of the Company in the finance or accounting departments and
•
other employees of the Company who the Company designates from time to time as “Company Insiders” because of their position, responsibilities or their actual or potential access to material nonpublic information.

For the purpose of clarity, Part 1 of this Policy also applies to Company Insiders.

2. Blackout Periods

All Company Insiders are prohibited from trading in the Company’s securities during blackout periods, as specified below.

(a) Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the close of the market two weeks before the end of each fiscal quarter and ending at the close of business on the second trading day following the later of (x) the date the Company’s financial results are publicly disclosed and (y) the date the Company’s Form 10-Q or Form 10-K is filed. During these periods, Company Insiders generally possess or are presumed to possess material nonpublic information about the Company’s financial results.

(b) Special Blackout Periods. From time to time, other types of material nonpublic information regarding the Company may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Company Insiders are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Company Insiders affected by such special blackout period.

3. Trading Window

Company Insiders are permitted to trade in the Company’s securities when no blackout period is in effect. However, even during this trading window, a Company Insider who is in possession of any material nonpublic information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 2(b) above is imposed and will re-open the trading window once the special blackout period has ended.

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4. Pre-Clearance of Securities Transactions

(a) Because Company D&Os are likely to obtain material nonpublic information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Part II, Section 2 above, without first pre-clearing all transactions in the Company’s securities.

(b) No Company D&O may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Compliance Officer. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

(c) The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

5. Prohibited Transactions

Company Insiders, including any person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Compliance Officer:

(i)
Short-term trading. Company D&Os who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;
(ii)
Blackout imposed under an “individual account” retirement or pension plan. Company D&Os may not trade in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.
(iii)
Short sales. Company Insiders may not sell the Company’s securities short;
(iv)
Options trading. Company Insiders may not buy or sell puts or calls or other derivative securities on the Company’s securities;
(v)
Trading on margin or pledging. Company Insiders may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
(vi)
Hedging. Company Insiders may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.